EXHIBIT 99.1

PRESS RELEASE DATED FEBRUARY 2, 2026

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES STRATEGIC TRANSACTION AND
FOURTH QUARTER AND YEAR END 2025 RESULTS

NOTABLE ITEMS FOR THE QUARTER:

•NORTHFIELD BANCORP, INC. HAS AGREED TO MERGE WITH COLUMBIA FINANCIAL INC. (NASDAQ: CLBK) SEE JOINT PRESS RELEASE FOR FURTHER DETAILS.
•CASH DIVIDEND OF $0.13 PER SHARE, PAYABLE FEBRUARY 25, 2026, TO STOCKHOLDERS OF RECORD AS OF FEBRUARY 12, 2026.
•$41.0 GOODWILL IMPAIRMENT CHARGE RECORDED RESULTING IN A NET LOSS FOR THE FOURTH QUARTER OF 2025 OF $27.4 MILLION, OR $0.69 PER SHARE, COMPARED TO NET INCOME OF $10.8 MILLION, OR $0.27 PER DILUTED SHARE, FOR THE TRAILING QUARTER, AND NET INCOME OF $11.3 MILLION, OR $0.27 PER DILUTED SHARE, FOR THE FOURTH QUARTER OF 2024.
◦Fourth quarter 2025 results included the impact of a non-cash, non-tax deductible goodwill impairment charge of $41.0 million, or $1.03 per share, which had no impact on the Company's asset quality, liquidity, or regulatory capital. After this impairment charge the Company has no goodwill remaining.
◦Fourth quarter 2024 results included a gain of $0.06 per share on the sale and consolidation of a Staten Island branch.
•NET INTEREST MARGIN INCREASED BY 16 BASIS POINTS TO 2.70% FOR THE CURRENT QUARTER AS COMPARED TO 2.54% FOR THE TRAILING QUARTER, AND BY 52 BASIS POINTS COMPARED TO 2.18% FOR THE FOURTH QUARTER OF 2024.
•NET INTEREST INCOME FOR THE CURRENT QUARTER WAS $36.7 MILLION, AN INCREASE OF $2.2 MILLION, OR 25.0% ANNUALIZED, COMPARED TO $34.5 MILLION FOR THE TRAILING QUARTER, AND AN INCREASE OF $7.0 MILLION, OR 94.1% ANNUALIZED, COMPARED TO $29.7 MILLION FOR THE FOURTH QUARTER OF 2024.
•DEPOSITS, EXCLUDING BROKERED, INCREASED BY $31.5 MILLION, OR 3.2% ANNUALIZED, FROM SEPTEMBER 30, 2025.
•LOAN BALANCES DECLINED BY $43.4 MILLION, OR 4.5% ANNUALIZED, FROM SEPTEMBER 30, 2025, PRIMARILY DUE TO A $79.1 MILLION DECREASE IN MULTIFAMILY LOANS, PARTIALLY OFFSET BY INCREASES IN ALL OTHER LOAN CATEGORIES, EXCEPT ONE-TO-FOUR FAMILY RESIDENTIAL LOANS.
•COST OF DEPOSITS, EXCLUDING BROKERED, DECREASED TO 1.75% AT DECEMBER 31, 2025, AS COMPARED TO 1.85% AT SEPTEMBER 30, 2025.
•    ASSET QUALITY REMAINS STRONG WITH NON-PERFORMING LOANS TO TOTAL LOANS AT 0.42% COMPARED TO 0.49% AT SEPTEMBER 30, 2025.

WOODBRIDGE, N.J., FEBRUARY 2, 2026 -- NORTHFIELD BANCORP, INC. (the “Company”) (Nasdaq:NFBK), the holding company for Northfield Bank, reported a net loss of $27.4 million, or $0.69 per share, for the quarter ended December 31, 2025, as compared to net income of $10.8 million, or $0.27 per diluted share, for the quarter ended September 30, 2025, and $11.3 million, or $0.27 per diluted share, for the quarter ended December 31, 2024. For the year ended December 31, 2025, net income totaled $796,000, or $0.02 per diluted share, compared to $29.9 million, or $0.72 per diluted share, for the year ended December 31, 2024. The decrease in net income for the quarter and year ended December 31, 2025, as compared to the comparable prior year periods was primarily due to a non-cash, non-tax deductible goodwill impairment charge of $41.0 million, or $1.03 per share, partially offset by an increase in net interest income, attributable to lower funding costs and higher yields on loans and securities. The year ended December 31, 2025 included additional tax expense of $580,000, or $0.01 per share, related to options that expired in May 2025. For the quarter and year ended December 31, 2024, net income reflected a $3.4 million, or $0.06 per share, gain on sale of property. For the year ended December 31, 2024, net income also included $795,000 of additional tax expense, or $0.02 per share, related to options that expired in June 2024, and severance expense of $683,000, or $0.01 per share, related to staffing realignments.
Commenting on the quarter and year, Steven M. Klein, the Company’s Chairman, President and Chief Executive Officer stated, “Excluding the impact of the goodwill impairment charge, our financial results for the fourth quarter were strong, and reflect our continued commitment to, and execution on, the fundamentals of community-based banking. Our strategic focus is on growing our non-multifamily loan portfolios and low-cost deposits which has increased our net interest margin while maintaining strong asset quality due to our prudent lending standards.”

Mr. Klein concluded, “I am pleased to announce that the Board of Directors has declared a cash dividend of $0.13 per share, payable February 25, 2026, to stockholders of record on February 12, 2026.”
Results of Operations
Comparison of Operating Results for the Years Ended December 31, 2025 and 2024

Net income was $796,000 and $29.9 million for the years ended December 31, 2025 and December 31, 2024, respectively. Significant variances from the prior year are as follows: a $22.9 million increase in net interest income, a $3.1 million increase in the provision for credit losses on loans, a $43.3 million increase in non-interest expense, which includes a $41.0 million non-cash, non-tax deductible goodwill impairment charge, and a $5.7 million increase in income tax expense.

Net interest income for the year ended December 31, 2025, increased $22.9 million, or 20.0%, to $137.4 million, from $114.5 million for the year ended December 31, 2024 due to an $11.7 million decrease in interest expense and an $11.2 million increase in interest income. The decrease in interest expense was primarily due to a decrease in the average balance of interest-bearing liabilities of $99.1 million, or 2.3%, as well as a decrease in the cost of interest-bearing liabilities, which decreased by 21 basis points to 2.70% for the year ended December 31, 2025, from 2.91% for the year ended December 31, 2024. The average balance of interest-bearing liabilities decreased primarily due to a $229.9 million, or 23.4%, decrease in the average balance of borrowed funds, partially offset by a $130.6 million, or 4.1%, increase in the average balance of interest-bearing deposits. The decrease in the cost of interest-bearing liabilities was driven by a 20 basis point decrease in the cost of interest-bearing deposits to 2.37% from 2.57%, partially offset by a seven basis point increase in the cost of borrowed funds to 3.92% from 3.85%. The increase in interest income was primarily due to a 26 basis point increase in the yield on interest-earning assets, which increased to 4.62% for the year ended December 31, 2025, from 4.36% for the year ended December 31, 2024, due to higher yields on mortgage-backed securities and loans, partially offset by a $71.0 million, or 1.3%, decrease in the average balance of interest-earning assets. The decrease in interest-earning assets was primarily due to decreases in the average balance of other securities of $224.3 million, the average balance of loans of $175.3 million, and the average balance of interest-earning deposits in financial institutions of $88.6 million, partially offset by an increase in the average balance of mortgage-backed securities of $415.9 million. The changes reflect the purchase of higher-yielding mortgage-related securities with excess cash and proceeds from the maturities of other securities and paydown of lower-yielding multifamily loans.

Net interest margin increased by 45 basis points to 2.55% for the year ended December 31, 2025 from 2.10% for the year ended December 31, 2024. The increase in net interest margin was primarily due to higher yields on loans and mortgage backed securities, coupled with a decrease in the cost of interest-bearing liabilities. Net interest income for the year ended December 31, 2025, included $609,000 of interest income related to the settlement of a non-accrual loan in May 2025. The Company accreted interest income related to purchased credit-deteriorated (“PCD”) loans of $945,000 for the year ended December 31, 2025, as compared to $1.3 million for the year ended December 31, 2024. Net interest income for the year ended December 31, 2025, included loan prepayment income of $1.4 million as compared to $863,000 for the year ended December 31, 2024.

The provision for credit losses on loans increased by $3.1 million to $7.4 million for the year ended December 31, 2025, compared to $4.3 million for the year ended December 31, 2024, primarily due to an increase in general reserves related to a worsening macroeconomic forecast in the current year within our Current Expected Credit Loss (“CECL”) model, higher reserves associated with certain loans which were downgraded, and higher qualitative reserves in the multifamily portfolio. The increase in reserves was partially offset by a decline in loan balances and lower net-charge-offs. Net charge-offs were $4.4 million for the year ended December 31, 2025, as compared to net charge-offs of $6.6 million for the year ended December 31, 2024, which included charge-offs of $4.2 million and $5.5 million on small business unsecured commercial and industrial loans for the years ended December 31, 2025 and 2024, respectively. Management continues to monitor the small business unsecured commercial and industrial loan portfolio, which totaled $20.6 million at December 31, 2025.

Non-interest income increased marginally by $128,000, or 0.8%, to $17.0 million for the year ended December 31, 2025, from $16.8 million for the year ended December 31, 2024. The increase was primarily due to an increase in income on bank-owned life insurance of $2.9 million, primarily related to the exchange of certain policies in the fourth quarter of 2024, which have higher yields, a $440,000 increase in fees and service charges for customer services, attributable to higher overdraft fees, and a $253,000 increase in other non-interest income, primarily higher loan swap fee income. The increases were partially offset by a $3.4 million gain on sale of property in the fourth quarter of 2024.

Non-interest expense increased $43.3 million, or 50.1%, to $129.9 million for the year ended December 31, 2025, compared to $86.5 million for the year ended December 31, 2024. The increase was primarily driven by a non-cash, non-tax deductible goodwill impairment charge of $41.0 million in the current quarter. The remaining increase in non-interest expense was primarily due to a $2.0 million increase in employee compensation and benefits, primarily attributable to higher salary expense related to annual merit increases, an increase in headcount, and higher stock compensation expense as the prior year included a credit of $461,000 related to performance stock awards not expected to vest. Partially offsetting the increase was a decrease of $683,000 related to severance expense recorded in the year ended December 31, 2024. Additionally, there was an $1.2 million increase in data processing costs attributable to an increase in core system expenses commensurate with deposit account growth and digital banking system conversion expenses, and a $380,000 increase in professional fees primarily due to outsourced consulting services and recruitment fees. Partially offsetting the increases was a $510,000 decrease in credit loss expense/(benefit) for off-balance sheet exposure. The decrease in credit loss expense/(benefit) for off-balance sheet exposure was due to a benefit of $228,000 recorded during the year ended December 31, 2025, as compared to a provision of $282,000 for the year ended December 31, 2024, due to a decrease in the pipeline of loans committed and awaiting closing. Additionally, there was a $222,000 decrease in furniture and equipment expense due to lower depreciation charges and a $360,000 decrease in other non-interest expense, primarily due to decreases in loan and collection costs and other general operating expenses.

The Company recorded income tax expense of $16.3 million for the year ended December 31, 2025, compared to $10.6 million for the year ended December 31, 2024, with the increase due to higher taxable income. The current quarter included a $41.0 million non-cash, non-tax deductible goodwill impairment charge.

Comparison of Operating Results for the Three Months Ended December 31, 2025 and 2024

Net loss was $27.4 million compared to net income of $11.3 million for the quarters ended December 31, 2025, and December 31, 2024, respectively. Significant variances from the comparable prior year quarter are as follows: a $7.0 million increase in net interest income, a $277,000 decrease in the provision for credit losses on loans, a $2.3 million decrease in non-interest income, a $41.3 million increase in non-interest expense, which includes a $41.0 million non-cash, non-tax deductible goodwill impairment charge, and a $2.3 million increase in income tax expense.

Net interest income for the quarter ended December 31, 2025, increased $7.0 million, or 23.5%, to $36.7 million, from $29.7 million for the quarter ended December 31, 2024, due to a $3.9 million increase in interest income and a $3.1 million decrease in interest expense. The increase in interest income was primarily due to a 30 basis point increase in the yield on interest-earning assets to 4.69% for the quarter ended December 31, 2025, from 4.39% for the quarter ended December 31, 2024, primarily due to higher yields on mortgage-backed securities and loans, partially offset by a $25.4 million, or 0.5%, decrease in the average balance of interest-earning assets. The decrease was primarily due to decreases in the average balance of loans outstanding of $182.1 million, the average balance of other securities of $125.5 million, and the average balance of interest-earning deposits in financial institutions of $83.5 million, partially offset by an increase in the average balance of mortgage-backed securities of $361.6 million. The changes reflect the purchase of higher-yielding mortgage-related securities with excess cash and proceeds from the maturities of other securities. The decrease in interest expense was primarily due to a 25 basis point decrease in the cost of interest-bearing liabilities, which decreased to 2.60% for the quarter ended December 31, 2025, from 2.85% for the quarter ended December 31, 2024, as well as a decrease in the average balance of interest-bearing liabilities of $73.2 million, or 1.8%. The average balance of interest-bearing liabilities decreased primarily due to an $81.8 million, or 2.4%, decrease in the average balance of interest-bearing deposits, partially offset by an $8.4 million, or 1.1%, increase in the average balance of borrowed funds. The decrease in the cost of interest-bearing liabilities was driven by a 38 basis points decrease in the cost of interest-bearing deposits to 2.23% from 2.61%, partially offset by a 24 basis point increase in the cost of borrowed funds to 3.92% from 3.68%.

Net interest margin increased by 52 basis points to 2.70% for the quarter ended December 31, 2025 from 2.18% for the quarter ended December 31, 2024. The increase in net interest margin was primarily due to higher yields on loans and mortgage-backed securities, coupled with a decrease in the cost of interest-bearing deposits. The Company accreted interest income related to PCD loans of $235,000 for the quarter ended December 31, 2025, as compared to $568,000 for quarter ended December 31, 2024. Net interest income for the quarter ended December 31, 2025, included loan prepayment income of $529,000, as compared to $215,000 for the quarter ended December 31, 2024.
The provision for credit losses on loans decreased by $277,000 to $1.7 million for the quarter ended December 31, 2025, from $1.9 million for the quarter ended December 31, 2024, primarily due to lower net charge-offs and a decline in loan balances, partially offset by an increase in the general reserves related to a worsening macroeconomic forecast in the current quarter within our CECL model as compared to the comparative prior year quarter, an increase in reserves associated with certain loans which were downgraded, and higher qualitative reserves in the multifamily portfolio. Net charge-offs were $411,000 for the quarter ended December 31, 2025, compared to net charge-offs of $2.0 million for the quarter ended December 31, 2024, which included $707,000 and $1.6 million in charge-offs on small business unsecured commercial and industrial loans, for the quarters ended December 31, 2025 and 2024, respectively.

Non-interest income decreased by $2.3 million, or 33.2%, to $4.7 million for the quarter ended December 31, 2025, from $7.0 million for the quarter ended December 31, 2024. The decrease was primarily due to a $3.4 million gain on sale of property in the fourth quarter of 2024, partially offset by increases of $554,000 in income on bank owned life insurance, due to higher yields on existing policies, and $268,000 in other non-interest income, primarily loan swap fee income.
Non-interest expense increased by $41.3 million, or 198.1%, to $62.1 million for the quarter ended December 31, 2025, from $20.8 million for the quarter ended December 31, 2024. The increase was primarily driven by a non-cash, non-tax deductible goodwill impairment charge of $41.0 million in the current quarter. The remaining increase in non-interest expense was primarily due to a $584,000 increase in employee compensation and benefits, attributable to higher salary expense related to annual merit increases and an increase in headcount, a $358,000 increase in data processing costs attributable to an increase in core system expenses commensurate with deposit account growth, and a $292,000 increase in advertising expense. The increases were partially offset by a $339,000 decrease in the credit loss (benefit)/expense for off-balance sheet exposures, which was due to a benefit of $394,000 recorded during the quarter ended December 31, 2025, compared to a benefit of $55,000 recorded in the quarter ended December 31, 2024, due to a decrease in the pipeline of loans committed and awaiting closing, and a $460,000 decrease in other non-interest expense driven by lower general operating expenses.

The Company recorded income tax expense of $5.0 million for the quarter ended December 31, 2025, compared to $2.7 million for the quarter ended December 31, 2024, with the increase due to higher taxable income. The current quarter included a $41.0 million non-cash, non-tax deductible goodwill impairment charge.

Comparison of Operating Results for the Three Months Ended December 31, 2025 and September 30, 2025

Net loss was $27.4 million for the quarter ended December 31, 2025, compared to net income of $10.8 million for the quarter ended September 30, 2025, respectively. Significant variances from the prior quarter are as follows: a $2.2 million increase in net interest income, a $596,000 increase in provision for credit losses on loans, a $38.7 million increase in non-interest expense, which includes a $41.0 million non-cash, non-tax deductible goodwill impairment charge, and a $1.0 million increase in income tax expense.

Net interest income for the quarter ended December 31, 2025 increased by $2.2 million, or 6.2%, to $36.7 million, from $34.5 million for the quarter ended September 30, 2025, due to a $1.5 million decrease in interest expense and a $687,000 increase in interest income. The decrease in interest expense was primarily due to a 12 basis point decrease in the cost of interest-bearing liabilities to 2.60% for the quarter ended December 31, 2025, from 2.72% for the quarter ended September 30, 2025, and a $30.3 million decrease in the average balance of interest-bearing liabilities, attributable to a $50.3 million, or 6.0%, decrease in the average balance of borrowed funds partially offset by $19.9 million increase in the average balance of interest-bearing deposits. The increase in interest income was primarily due to a six basis point increase in the yield on interest-earning assets to 4.69% for the quarter ended December 31, 2025, from 4.63% for the quarter ended September 30, 2025.
Net interest margin increased by 16 basis points to 2.70% for the quarter ended December 31, 2025, from 2.54% for the quarter ended September 30, 2025, primarily due to a decrease in the cost of interest-bearing liabilities coupled with higher yields on loans and other securities. The Company accreted interest income related to PCD loans of $235,000 for the quarter ended December 31, 2025, as compared to $241,000 for the quarter ended September 30, 2025. Net interest income for the quarter ended December 31, 2025, included loan prepayment income of $529,000, as compared to $106,000 for the quarter ended September 30, 2025.

The provision for credit losses on loans increased by $596,000 to $1.7 million for the quarter ended December 31, 2025, from $1.1 million for the quarter ended September 30, 2025. The increase in the provision was primarily due to an increase in reserves associated with downgrades of certain loans and higher net charge-offs, partially offset by a decline in loan balances. Net charge-offs were $411,000 for the quarter ended December 31, 2025, as compared to net charge-offs of $299,000 for the quarter ended September 30, 2025.

Non-interest income remained stable at $4.7 million for both quarters ended December 31, 2025 and September 30, 2025, as the $623,000 decrease in the gains on trading securities, net, was offset by a $624,000 gain in other non-interest income, primarily loan swap fee income. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the plan. The participants of this plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the plan.

Non-interest expense increased by $38.7 million, or 165.5%, to $62.1 million for the quarter ended December 31, 2025, from $23.4 million for the quarter ended September 30, 2025. The increase in non-interest expense included a $41.0 million non-cash, non-tax deductible goodwill impairment charge, partially offset by a $1.2 million decrease in compensation and employee benefits, attributable to a $623,000 decrease in deferred compensation expense (which has no effect on net income as there is an equal and offsetting amount in gains on trading securities, described above) and a $341,000 decrease in major medical expense. Additionally, there was a $510,000 decrease in credit loss expense for off-balance sheet exposures, due to a benefit of $394,000 recorded during the quarter ended December 31, 2025, as compared to a provision of $116,000 recorded during the quarter ended September 30, 2025, attributable to a decrease in the loan pipeline, and a $731,000 decrease in other non-interest expense due to lower general operating costs.

The Company recorded income tax expense of $5.0 million for the quarter ended December 31, 2025, compared to $4.0 million for the quarter ended September 30, 2025, with the increase due to higher taxable income. The current quarter included a $41.0 million non-cash, non-tax deductible goodwill impairment charge.

Financial Condition

Total assets increased by $87.6 million, or 1.5%, to $5.75 billion at December 31, 2025, from $5.67 billion at December 31, 2024. The increase was primarily due to an increase in available-for-sale debt securities of $311.6 million, or 28.3%, partially offset by decreases in loans receivable of $170.3 million, or 4.2%, goodwill of $41.0 million, or 100%, and other assets of $13.8 million, or 29.4%.

Cash and cash equivalents decreased by $3.8 million, or 2.3%, to $164.0 million at December 31, 2025, from $167.7 million at December 31, 2024. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held for investment, net, decreased by $165.5 million to $3.86 billion at December 31, 2025, from $4.02 billion at December 31, 2024, primarily due to a decrease in multifamily real estate loans, partially offset by increases in all other loan categories. The decrease in multifamily loan balances reflects the Company's continued strategic focus on managing concentration risk within its multifamily real estate loan portfolio, while maintaining disciplined loan pricing. Multifamily loans decreased $236.1 million, or 9.1%, to $2.36 billion at December 31, 2025 from $2.60 billion at December 31, 2024. Home equity loans and lines of credit increased $24.5 million, or 14.1%, to $198.6 million at December 31, 2025 from $174.1 million at December 31, 2024, attributable to new originations, existing customers drawing down on their lines of credit, and decreases in paydowns. Commercial real estate loans increased $21.6 million, or 2.4%, to $911.4 million at December 31, 2025 from $889.8 million at December 31, 2024, attributable to new originations. One-to-four family residential loans increased $14.9 million, or 9.9%, to $165.1 million at December 31, 2025 from $150.2 million at December 31, 2024, attributable to a combination of retail originations through our recently established mortgage department and the purchase of residential mortgage pools from other banks. Construction and land loans increased $8.6 million, or 24.0%, to $44.5 million at December 31, 2025 from $35.9 million at December 31, 2024, as we entered into a $10.9 million loan participation with another bank related to a multifamily development in New Jersey of which we had advanced $9.5 million through December 31, 2025. Commercial and industrial loans increased $2.7 million, or 1.7%, to $166.2 million at December 31, 2025 from $163.4 million at December 31, 2024, the result of continued expansion of our lending team.

Loan balances are summarized as follows (dollars in thousands):

	December 31, 2025	September 30, 2025	December 31, 2024
Real estate loans:
Multifamily	$2,361,365	$2,440,505	$2,597,484
Commercial mortgage	911,390	894,523	889,801
One-to-four family residential mortgage	165,100	165,969	150,217
Home equity and lines of credit	198,557	193,309	174,062
Construction and land	44,522	34,365	35,897
Total real estate loans	3,680,934	3,728,671	3,847,461
Commercial and industrial loans	166,167	162,053	163,425
Other loans	1,409	1,204	2,165
Total commercial and industrial and other loans	167,576	163,257	165,590
Loans held-for-investment, net (excluding PCD)	3,848,510	3,891,928	4,013,051
PCD loans	8,263	8,418	9,173
Total loans held-for-investment, net	$3,856,773	$3,900,346	$4,022,224
As of December 31, 2025, non-owner occupied commercial real estate loans (as defined by regulatory guidance) to total risk-based capital was estimated at approximately 380%. Management believes that Northfield Bank (the “Bank”) maintains appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which includes monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, the Company's ability to pay dividends, and overall profitability.

Our real estate portfolio includes credit risk exposure to loans collateralized by office buildings and multifamily properties in New York State subject to some form of rent regulation limiting increases for rent stabilized multifamily properties. At December 31, 2025, office-related loans represented $174.7 million, or 4.5% of our total loan portfolio, with an average balance of $1.8 million (although we have originated these types of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 58%. Approximately 39% were owner-occupied. The geographic locations of the properties collateralizing our office-related loans are: 49.9% in New York, 48.6% in New Jersey and 1.5% in Pennsylvania. At December 31, 2025, our largest office-related loan had a principal balance of $86.4 million (with a net active principal balance for the Bank of $28.8 million as we have a 33.3% participation interest), was secured by an office facility located in Staten Island, New York, and was performing in accordance with its original contractual terms. At December 31, 2025, multifamily loans that have some form of rent stabilization or rent control totaled approximately $418.8 million, or 10.9% of our total loan portfolio, with an average balance of $1.7 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 50%. At December 31, 2025, our largest rent-regulated loan had a principal balance of $16.4 million, was secured by an apartment building located in Staten Island, New York, and was performing in accordance with its original contractual terms. Management continues to closely monitor its office and rent-regulated portfolios. For further details on our rent-regulated multifamily portfolio see “Asset Quality”.

PCD loans totaled $8.3 million and $9.2 million at December 31, 2025 and December 31, 2024, respectively. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $235,000 and $945,000 attributable to PCD loans for the quarter and year ended December 31, 2025, respectively, as compared to $568,000 and $1.3 million for the quarter and year ended December 31, 2024, respectively. PCD loans had an allowance for credit losses of approximately $2.6 million at December 31, 2025.

The Company’s available-for-sale debt securities portfolio increased by $311.6 million, or 28.3%, to $1.41 billion at December 31, 2025, from $1.10 billion at December 31, 2024. The increase was primarily attributable to purchases of securities, partially offset by paydowns and maturities. At December 31, 2025, $1.38 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $32.2 million in corporate bonds, substantially all of which were considered investment grade, $614,000 in municipal bonds, and $558,000 in U.S. Government agency securities at December 31, 2025. Gross unrealized losses, net of tax, on available-for-sale debt securities and held-to-maturity securities approximated $10.5 million and $206,000, respectively, at December 31, 2025, and $21.8 million and $400,000, respectively, at December 31, 2024.

Equity securities were $5.0 million at December 31, 2025 and $14.3 million at December 31, 2024. Equity securities are primarily comprised of an investment in a Small Business Administration ("SBA") Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program. The decrease in equity securities was primarily due to a redemption, at par, of $5.0 million of our investment in the SBA Loan Fund in the second quarter of 2025 and a $4.3 million decrease in money market mutual funds which were liquidated in the third quarter of 2025.

Goodwill decreased by $41.0 million, or 100%, to $0 at December 31, 2025, as the Company recorded a non-cash, non-tax deductible goodwill impairment charge in the fourth quarter of 2025, based on our annual goodwill impairment test which included market related considerations.

Other assets decreased by $11.7 million, or 25.0%, to $35.2 million at December 31, 2025, from $46.9 million at December 31, 2024. The decrease was primarily attributable to a decrease in deferred tax assets due to a decrease in unrealized losses on the securities available-for-sale portfolio.

Total liabilities increased $102.3 million, or 2.1%, to $5.06 billion at December 31, 2025 as compared to $4.96 billion at December 31, 2024. The increase was primarily attributable to an increase in borrowings of $234.0 million, partially offset by a decrease in deposits of $122.7 million. Brokered deposits decreased by $222.9 million, or 84.6%, to $40.5 million at December 31, 2025, from $263.4 million at December 31, 2024, as the Company placed less reliance on brokered deposits, which had been used as a lower-cost alternative to borrowings. The Company routinely utilizes brokered deposits and borrowed funds to manage interest rate risk, the cost of interest-bearing liabilities, and funding needs related to loan originations and deposit activity.

Deposits, excluding brokered deposits, increased $100.2 million, or 2.6%, to $3.98 billion at December 31, 2025, as compared to $3.88 billion at December 31, 2024. The increase in deposits, excluding brokered deposits, was primarily attributable to increases of $164.4 million in transaction accounts, and $3.3 million in money market accounts, partially offset by decreases of $21.9 million in time deposits, and $45.6 million in savings accounts. Growth in transaction accounts was primarily due to new municipal relationships and new commercial relationships.

Estimated gross uninsured deposits at December 31, 2025 were $1.99 billion. This total includes fully collateralized uninsured government deposits and intercompany deposits of $1.03 billion, leaving estimated uninsured deposits of approximately $952.9 million, or 23.7%, of total deposits. At December 31, 2024, estimated uninsured deposits totaled $896.5 million, or 21.7% of total deposits.

Deposit account balances are summarized as follows (dollars in thousands):

	December 31, 2025	September 30, 2025	December 31, 2024
Transaction:
Non-interest bearing checking	$736,249	$706,236	$706,976
Negotiable orders of withdrawal and interest-bearing checking	1,421,244	1,388,572	1,286,154
Total transaction	2,157,493	2,094,808	1,993,130
Savings and money market:
Savings	858,600	888,765	904,163
Money market	275,483	270,770	272,145
Total savings	1,134,083	1,159,535	1,176,308
Certificates of deposit:
$250,000 and under	541,689	552,801	580,940
Over $250,000	142,041	136,616	124,681
Brokered deposits	40,503	30,000	263,418
Total certificates of deposit	724,233	719,417	969,039
Total deposits	$4,015,809	$3,973,760	$4,138,477
Included in the table above are municipal deposit account balances as follows (dollars in thousands):

	December 31, 2025	September 30, 2025	December 31, 2024

Municipal (governmental) customers	$988,347	$939,705	$859,319

Borrowed funds increased to $961.9 million at December 31, 2025, from $727.8 million at December 31, 2024. The increase in borrowings was primarily due to a $130.0 million increase in borrowings under an overnight line of credit, and a $103.8 million increase in other borrowings, which were used in lieu of higher costing brokered deposits. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent from time to time, as part of leverage strategies.

The following is a table of term borrowing maturities (excluding overnight borrowings and subordinated debt) and the weighted average rate by year at December 31, 2025 (dollars in thousands):

Year	Amount	Weighted Average Rate
2026	$428,484	4.07%
2027	173,000	3.19%
2028	162,343	3.94%
	$763,827	3.84%

Total stockholders’ equity decreased by $14.6 million to $690.1 million at December 31, 2025, from $704.7 at December 31, 2024. The decrease was attributable to $15.0 million in stock repurchases and $21.2 million in dividend payments, partially offset by a $16.1 million decrease in accumulated other comprehensive loss associated with an increase in the estimated fair value of our debt securities available-for-sale portfolio, a $4.7 million increase in equity award activity, and net income of $796,000 for the year ended December 31, 2025. On February 26, 2025, the Board of Directors of the Company approved a $5.0 million stock repurchase program, and on April 23, 2025, the Board of Directors approved a $10.0 million stock repurchase program. During the year December 31, 2025, the Company repurchased 1.3 million shares of its common stock outstanding at an average price of $11.52 for a total of $15.0 million pursuant to the approved stock repurchase plans. As of December 31, 2025, the Company had no outstanding repurchase program.

The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank of New York utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business. The Company's on-hand liquidity ratio as of December 31, 2025 was 17.7%.

The Company had the following primary sources of liquidity at December 31, 2025 (dollars in thousands):

Cash and cash equivalents(1)	$151,900
Corporate bonds(2)	$17,779
Multifamily loans(2)	$1,100,520
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$709,326

(1) Excludes $12.1 million of cash at Northfield Bank.
(2) Represents estimated remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At December 31, 2025, the Company and the Bank's estimated CBLR ratios were 12.24% and 12.84%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 9.0%.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at December 31, 2025, September 30, 2025, and December 31, 2024 (dollars in thousands):

	December 31, 2025	September 30, 2025	December 31, 2024
Non-accrual loans:
Held-for-investment
Real estate loans:
Multifamily	$3,688	$2,632	$2,609
Commercial mortgage	5,012	5,833	4,578
Home equity and lines of credit	1,778	1,947	1,270
Commercial and industrial	4,732	4,853	5,807
Total non-accrual loans	15,210	15,265	14,264
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Multifamily	$—	$—	$164
Commercial mortgage	51	52	—
One-to-four family residential	863	870	882
Home equity and lines of credit	7	29	140
Commercial and industrial	—	2,851	—
Other	4	—	—
Total loans held-for-investment delinquent 90 days or more and still accruing	925	3,802	1,186
Non-performing loans held-for-sale
Commercial mortgage	—	—	4,397
Commercial and industrial	—	—	500
Total non-performing loans held-for-sale	—	—	4,897
Total non-performing loans	16,135	19,067	20,347
Total non-performing assets	$16,135	$19,067	$20,347
Non-performing loans to total loans	0.42%	0.49%	0.51%
Non-performing assets to total assets	0.28%	0.33%	0.36%
Accruing loans 30-89 days delinquent	$11,424	$16,655	$9,336
The increase in non-accrual multifamily loans at December 31, 2025 as compared to December 31, 2024, was primarily due to one loan with an outstanding balance of $1.1 million that was placed on non-accrual as it was 92 days past due at December 31, 2025. The loan is considered well secured by collateral property in New Jersey with an appraised value of $1.9 million and is in the process of collection.
The decrease in non-performing loans held-for-sale from December 31, 2024, was due to repayment of the loans in full from a settlement agreement in bankruptcy.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $11.4 million, $16.7 million, and $9.3 million at December 31, 2025, September 30, 2025, and December 31, 2024, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at December 31, 2025, September 30, 2025, and December 31, 2024 (dollars in thousands):

	December 31, 2025	September 30, 2025	December 31, 2024
Held-for-investment
Real estate loans:
Multifamily	$471	$2,337	$2,831
Commercial mortgage	6,984	8,139	78
One-to-four family residential	1,124	2,546	2,407
Home equity and lines of credit	1,110	1,220	1,472
Commercial and industrial loans	1,735	2,413	2,545
Other loans	—	—	3
Total delinquent accruing loans held-for-investment	$11,424	$16,655	$9,336
The increase in delinquent commercial mortgage loans from December 31, 2024, was primarily due to one loan which had an outstanding balance of $6.5 million and was 61 days past due at December 31, 2025. The loan is considered well secured and in the process of collection.
PCD Loans (Held-for-Investment)
The Company accounts for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($8.3 million at December 31, 2025 and $9.2 million at December 31, 2024) as accruing, even though they may be contractually past due. At December 31, 2025, 4.0% of PCD loans were past due 30 to 89 days, and 23.2% were past due 90 days or more, as compared to 2.1% and 24.9%, respectively, at December 31, 2024.

Our multifamily loan portfolio at December 31, 2025 totaled $2.36 billion, or 61% of our total loan portfolio, of which $418.8 million, or 10.9%, included loans collateralized by properties in New York with units subject to some percentage of rent regulation. The table below sets forth details about our multifamily loan portfolio in New York (dollars in thousands).

% Rent Regulated	Balance	% Portfolio Total NY Multifamily Portfolio	Average Balance	Largest Loan	LTV*	Debt Service Coverage Ratio (DSCR)*	30-89 Days Delinquent	Non-Accrual	Special Mention	Substandard
0	$327,796	43.9%	$1,360	$28,904	51.5%	1.49x	$471	$595	$1,506	$850
>0-10	4,623	0.6	1,541	2,076	50.1	1.43	—	—	—	—
>10-20	16,750	2.3	1,396	2,786	47.5	1.60	—	—	—	—
>20-30	18,945	2.5	2,105	5,352	52.3	1.41	—	—	—	—
>30-40	15,671	2.1	1,306	2,988	42.8	1.77	—	—	—	—
>40-50	18,131	2.4	1,133	2,172	47.0	1.70	—	—	—	—
>50-60	9,066	1.2	1,511	2,271	38.6	1.92	—	—	—	—
>60-70	21,555	2.9	2,694	10,941	52.6	1.45	—	—	—	—
>70-80	22,523	3.0	2,252	4,815	46.8	1.73	—	—	—	—
>80-90	20,080	2.7	1,181	3,089	50.2	1.70	—	—	—	1,104
>90-100	271,430	36.4	1,718	16,381	50.7	1.58	—	1,987	5,986	4,246
Total	$746,570	100.0%	$1,517	$28,904	50.5%	1.55x	$471	$2,582	$7,492	$6,200
The table below sets forth our New York rent-regulated loans by county (dollars in thousands).

County	Balance	LTV*	DSCR*
Bronx	$114,859	50.3%	1.68x
Kings	177,597	49.6%	1.57
Nassau	2,124	35.3%	2.13
New York	43,865	45.7%	1.48
Queens	36,166	43.2%	1.89
Richmond	30,994	59.9%	1.35
Westchester	13,169	57.7%	1.21
Total	$418,774	49.8%	1.60x

* Weighted Average
None of the loans that are rent-regulated in New York are interest only. During 2026, 21 loans with an aggregate principal balance of $50.2 million will re-price.

About Northfield Bank

Northfield Bank, founded in 1887, operates 37 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition and demand for financial services in our market area, competition among depository and other financial institutions, including with respect to fees and interest rates, fluctuations in residential and commercial real estate values and market conditions, changes in the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, changes in liquidity and our ability to access cost-effective funding, changes in laws or government regulations or policies affecting financial institutions, including changes in the monetary and fiscal policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the imposition of tariffs or other domestic or international governmental policies and retaliatory responses, a possible U.S. government shutdown, changes in the quality and/or composition of our loan and securities portfolios, prepayment speeds, charge-offs and/or credit loss provisions, changes in the value of our goodwill or other intangible assets, changes in regulatory fees, assessments and capital requirements, inflation and changes in the interest rate environment that reduce our margins, reduce the fair value of financial instruments or reduce our ability to originate loans, the failure to maintain current technologies and to successfully implement future information technology enhancements, cyber security and fraud risks against our information technology and those of our third-party providers, the ability of third-party providers to perform their obligations to us, the effects of war, conflict, and acts of terrorism, our ability to successfully integrate acquired entities, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net (loss)/income to average total assets)	(1.92)%	0.79%	0.75%	0.01%	0.52%
Return on equity (ratio of net (loss)/income to average equity)	(15.06)	6.40	5.99	0.11	4.30
Average equity to average total assets	12.73	12.28	12.56	12.57	12.14
Interest rate spread	2.09	1.54	1.91	1.92	1.45
Net interest margin	2.70	2.18	2.54	2.55	2.10
Efficiency ratio (2)	150.15	56.75	59.59	84.15	65.90
Non-interest expense to average total assets	4.34	1.46	1.64	2.29	1.51
Non-interest expense to average total interest-earning assets	4.57	1.53	1.72	2.41	1.58
Average interest-earning assets to average interest-bearing liabilities	130.88	129.20	129.93	130.14	128.77
Asset Quality Ratios:
Non-performing assets to total assets	0.28	0.36	0.33	0.28	0.36
Non-performing loans (3) to total loans (4)	0.42	0.51	0.49	0.42	0.51
Allowance for credit losses to non-performing loans (5)	236.42	227.72	193.48	236.42	227.72
Allowance for credit losses to total loans held-for-investment, net (6)	0.99	0.87	0.95	0.99	0.87

(1)Annualized where appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans, and loans held-for-sale.
(5)Excludes loans held-for-sale.
(6)Includes originated loans held-for-investment, PCD loans, and acquired loans.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	December 31, 2025	September 30, 2025	December 31, 2024
ASSETS:
Cash and due from banks	$12,051	$12,528	$13,043
Interest-bearing deposits in other financial institutions	151,900	119,197	154,701
Total cash and cash equivalents	163,951	131,725	167,744
Trading securities	15,215	14,968	13,884
Debt securities available-for-sale, at estimated fair value	1,412,419	1,330,904	1,100,817
Debt securities held-to-maturity, at amortized cost	8,339	8,396	9,303
Equity securities	5,000	5,000	14,261
Loans held-for-sale	—	—	4,897
Loans held-for-investment, net	3,856,773	3,900,346	4,022,224
Allowance for credit losses	(38,144)	(36,890)	(35,183)
Net loans held-for-investment	3,818,629	3,863,456	3,987,041
Accrued interest receivable	20,118	19,411	19,078
Bank-owned life insurance	182,828	180,997	175,759
Federal Home Loan Bank of New York stock, at cost	46,568	45,718	35,894
Operating lease right-of-use assets	25,789	24,959	27,771
Premises and equipment, net	19,938	20,369	21,985
Goodwill	—	41,012	41,012
Due from broker	—	—	—
Other assets	35,216	38,588	46,932
Total assets	$5,754,010	$5,725,503	$5,666,378

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$4,015,809	$3,973,760	$4,138,477
Federal Home Loan Bank advances and other borrowings	900,216	880,100	666,402
Subordinated debentures, net of issuance costs	61,665	61,610	61,442
Lease liabilities	29,643	28,919	32,209
Advance payments by borrowers for taxes and insurance	20,276	23,165	24,057
Accrued expenses and other liabilities	36,342	38,350	39,095
Total liabilities	5,063,951	5,005,904	4,961,682

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	690,059	719,599	704,696
Total liabilities and stockholders’ equity	$5,754,010	$5,725,503	$5,666,378

Total shares outstanding	41,801,495	41,810,525	42,903,598
Tangible book value per share (1)	$16.51	$16.23	$15.46

(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $0, $34, and $69 at December 31, 2025, September 30, 2025, and December 31, 2024, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF (LOSS) INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
Interest income:
Loans	$46,486	$45,902	$46,402	$184,832	$183,932
Mortgage-backed securities	14,954	9,160	14,757	55,608	29,406
Other securities	384	1,428	377	2,000	11,459
Federal Home Loan Bank of New York dividends	832	885	706	3,128	3,704
Deposits in other financial institutions	977	2,347	704	3,528	9,407
Total interest income	63,633	59,722	62,946	249,096	237,908
Interest expense:
Deposits	18,388	22,031	19,021	78,885	82,272
Borrowings	7,742	7,169	8,576	29,525	37,822
Subordinated debt	836	837	837	3,320	3,329
Total interest expense	26,966	30,037	28,434	111,730	123,423
Net interest income	36,667	29,685	34,512	137,366	114,485
Provision for credit losses	1,665	1,942	1,069	7,402	4,281
Net interest income after provision for credit losses	35,002	27,743	33,443	129,964	110,204
Non-interest income:
Fees and service charges for customer services	1,773	1,634	1,792	6,870	6,430
Income on bank-owned life insurance	1,831	1,277	1,863	7,069	4,216
(Losses) on available-for-sale debt securities, net	—	—	—	—	(6)
Gain on trading securities, net	181	68	804	1,694	1,665
Gain on sale of loans	—	—	—	—	51
Gain on sale of property	—	3,402	—	—	3,402
Other	891	623	267	1,317	1,064
Total non-interest income	4,676	7,004	4,726	16,950	16,822
Non-interest expense:
Compensation and employee benefits	12,345	11,761	13,522	51,370	49,338
Occupancy	3,133	3,253	3,081	13,075	13,058
Furniture and equipment	397	436	403	1,625	1,847
Data processing	2,279	1,921	2,439	9,242	8,025
Professional fees	740	762	860	3,575	3,195
Advertising	579	287	310	1,433	1,569
Federal Deposit Insurance Corporation insurance	613	625	548	2,396	2,488
Credit loss (benefit)/expense for off-balance sheet exposures	(394)	(55)	116	(228)	282
Impairment of Goodwill	41,012	—	—	41,012	—
Other	1,372	1,832	2,103	6,363	6,723
Total non-interest expense	62,076	20,822	23,382	129,863	86,525
(Loss) income before income tax expense	(22,398)	13,925	14,787	17,051	40,501
Income tax expense	5,004	2,674	4,036	16,255	10,556
Net (Loss) income	$(27,402)	$11,251	$10,751	$796	$29,945
Net (Loss) income per common share:
Basic (loss) earnings per common share	$(0.69)	$0.28	$0.27	$0.02	$0.72
Diluted earnings per common share	NA	$0.27	$0.27	$0.02	$0.72
Basic average shares outstanding	39,729,467	40,889,355	39,702,018	40,116,839	41,567,370
Diluted average shares outstanding	39,817,471	41,029,275	39,760,747	40,173,403	41,628,660

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,862,711	$46,486	4.77%	$3,912,274	$46,402	4.71%	$4,044,787	$45,902	4.51%
Mortgage-backed securities (3)	1,311,958	14,954	4.52	1,296,463	14,757	4.52	950,309	9,160	3.83
Other securities (3)	51,938	384	2.93	52,233	377	2.86	177,462	1,428	3.20
Federal Home Loan Bank of New York stock	41,123	832	8.03	43,401	706	6.45	37,065	885	9.50
Interest-earning deposits in financial institutions	120,619	977	3.21	84,050	704	3.32	204,146	2,347	4.57
Total interest-earning assets	5,388,349	63,633	4.69	5,388,421	62,946	4.63	5,413,769	59,722	4.39
Non-interest-earning assets	283,279			282,745			277,067
Total assets	$5,671,628			$5,671,166			$5,690,836

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,557,626	$12,180	1.89%	$2,514,578	$12,415	1.96%	$2,424,370	$11,997	1.97%
Certificates of deposit	713,591	6,208	3.45	736,704	6,606	3.56	928,658	10,034	4.30
Total interest-bearing deposits	3,271,217	18,388	2.23	3,251,282	19,021	2.32	3,353,028	22,031	2.61
Borrowed funds	784,085	7,742	3.92	834,425	8,576	4.08	775,722	7,169	3.68
Subordinated debt	61,629	836	5.38	61,573	837	5.39	61,406	837	5.42
Total interest-bearing liabilities	4,116,931	26,966	2.60	4,147,280	28,434	2.72	4,190,156	30,037	2.85
Non-interest bearing deposits	740,464			720,124			703,886
Accrued expenses and other liabilities	92,209			91,466			97,918
Total liabilities	4,949,604			4,958,870			4,991,960
Stockholders' equity	722,024			712,296			698,876
Total liabilities and stockholders' equity	$5,671,628			$5,671,166			$5,690,836

Net interest income		$36,667			$34,512			$29,685
Net interest rate spread (4)			2.09%			1.91%			1.54%
Net interest-earning assets (5)	$1,271,418			$1,241,141			$1,223,613
Net interest margin (6)			2.70%			2.54%			2.18%
Average interest-earning assets to interest-bearing liabilities			130.88%			129.93%			129.20%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Years Ended
	December 31, 2025			December 31, 2024
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans (1)	$3,931,319	$184,832	4.70%	$4,106,641	$183,932	4.48%
Mortgage-backed securities (2)	1,247,621	55,608	4.46	831,681	29,406	3.54
Other securities (2)	69,474	2,000	2.88	293,776	11,459	3.90
Federal Home Loan Bank of New York stock	39,691	3,128	7.88	38,350	3,704	9.66
Interest-earning deposits in financial institutions	100,738	3,528	3.50	189,379	9,407	4.97
Total interest-earning assets	5,388,843	249,096	4.62	5,459,827	237,908	4.36
Non-interest-earning assets	280,950			271,162
Total assets	$5,669,793			$5,730,989

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,516,697	$48,970	1.95%	$2,449,037	$50,228	2.05%
Certificates of deposit	809,542	29,915	3.70	746,629	32,044	4.29
Total interest-bearing deposits	3,326,239	78,885	2.37	3,195,666	82,272	2.57
Borrowed funds	753,134	29,525	3.92	982,994	37,822	3.85
Subordinated debt	61,546	3,320	5.39	61,322	3,329	5.43
Total interest-bearing liabilities	$4,140,919	111,730	2.70	$4,239,982	123,423	2.91
Non-interest bearing deposits	722,711			694,543
Accrued expenses and other liabilities	93,373			100,704
Total liabilities	4,957,003			5,035,229
Stockholders' equity	712,790			695,760
Total liabilities and stockholders' equity	$5,669,793			$5,730,989

Net interest income		$137,366			$114,485
Net interest rate spread (3)			1.92%			1.45%
Net interest-earning assets (4)	$1,247,924			$1,219,845
Net interest margin (5)			2.55%			2.10%
Average interest-earning assets to interest-bearing liabilities			130.14%			128.77%

(1)     Includes non-accruing loans.
(2)     Securities available-for-sale and other securities are reported at amortized cost.
(3)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)    Net interest margin represents net interest income divided by average total interest-earning assets.